                                                                  EXHIBIT 3.2



  ARTICLES OF AMENDMENT                                     STATE OF TEXAS
           TO
  RESTATED ARTICLES OF                                      COUNTY OF HARRIS
     INCORPORATION
           OF                                               CITY OF HOUSTON
     SOUTHDOWN, INC.


     BE IT KNOWN, That on this 25th day of January, 1994

     BEFORE ME, Michelle Raymond, a Notary Public, duly commissioned and qualified in and for the County of Harris, State of Texas, and in the presence of the witnesses hereinafter named and undersigned:

                         PERSONALLY CAME AND APPEARED:

     EDGAR J. MARSTON III and WENDELL E. PHILLIPS, II, appearing herein and acting for Southdown, Inc. (of which Corporation they are, respectively, Executive Vice President and General Counsel and Secretary), a corporation organized and existing under the laws of the State of Louisiana, domiciled in the Parish of Orleans, State of Louisiana, organized by Articles of Incorporation effective April 4, 1930, which Articles, as amended, were restated pursuant to Restated Articles of Incorporation effective September 15, 1983, and further amended as of April 10, 1987, December 2, 1987, April 23, 1988, May 23, 1988 and March 4, 1991 ("the Corporation"), who declared that pursuant to Sections 24B(6) and 33A of the Louisiana Business Corporation Law,
Article IIIB of the Restated Articles of Incorporation of the Corporation, resolutions of the Board of Directors of the Corporation adopted at special meetings of the Board of Directors of the Corporation held on November 22, 1993 and January 20, 1994, and resolutions of its duly authorized Special Committee unanimously adopted at a special meeting of such committee held on January 20, 1994, they now appear for the purpose of executing this act of amendment and putting into authentic form the amendment so adopted by the Special Committee of the Board of Directors of the Corporation.

     AND THE SAID APPEARERS further declare that by unanimous vote of the duly authorized Special Committee of the Board of Directors of the Corporation, it was resolved that Article III of the Restated Articles of Incorporation of the Corporation be further amended as follows:

     1.       There is added as a new paragraph F of Article III the following:

              F. Of the aforesaid 10,000,000 shares of Preferred Stock, 1,725,000 shares shall constitute a separate series of preferred shares designated "Preferred Stock, $2.875 Cumulative Convertible Series D" (hereinafter called the

"Series D Preferred Stock"), which shall have a stated value of $50.00 per share. The preferences, limitations and relative rights of the Series D Preferred Stock are as follows:

            PREFERRED STOCK, $2.875 CUMULATIVE CONVERTIBLE SERIES D

     (1) Dividends. The holders of the Series D Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the funds of the Corporation legally available therefor, subject to the prior and superior rights of the holders of the Corporation's Preferred Stock, $.70 Cumulative Convertible Series A (the "Series A Preferred Stock") and any other shares of any series or class of stock of the Corporation ranking senior to the Series D Preferred Stock as to dividends, but pari passu with the Corporation's Preferred Stock, $3.75 Convertible Exchangeable Series B (the "Series B Preferred Stock") and any other shares of any series or class of stock of the Corporation ranking pari passu with the Series D Preferred Stock as to dividends, and in preference to the holders of the Corporation's Preferred Stock, Cumulative Junior Participating Series C (the "Series C Preferred Stock") that may be issued and the holders of the Common Stock of the Corporation and any other stock of the Corporation ranking junior to the Series D Preferred Stock as to dividends, cumulative preferential dividends per share of Series D Preferred Stock in cash at the rate per annum of $2.875, and no more, until conversion or redemption. Dividends on the Series D Preferred Stock will be cumulative, will accrue from the date of original issuance and will be paid (when and as declared by the Board of Directors of the Corporation) in cash quarterly, in arrears, on the first day of each April, July, October and January, commencing on April 1, 1994. Each such regular dividend on the Series D Preferred Stock shall be paid to the holders of record of shares of the Series D Preferred Stock as they appear on the stock register of the Corporation on such record date, not exceeding 30 days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Corporation. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation. No dividend may be declared on any other series or class of stock ranking on a parity with the Series D Preferred Stock as to dividends in respect of any dividend period, unless there shall also be or have been declared on the Series D Preferred Stock like dividends for all periods at the dividend rates fixed therefor. In the event that full cumulative dividends on the Series D Preferred Stock have not been paid or declared and set apart for payment, the Corporation may not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption or retirement of, the Common Stock or any other stock of the Corporation ranking as to dividends or distributions of assets on liquidation, dissolution or winding up of the Corporation junior to the Series D Preferred Stock (other than, in the case of dividends or distributions, dividends or distributions paid in shares of Common Stock or such other junior ranking stock), until full cumulative dividends on the Series D Preferred Stock are paid or declared and set apart for payment.

     (2) Redemption. (a) Shares of Series D Preferred Stock shall be redeemable for cash, at the option of the Corporation, in whole or in part at any time or from time to time on or after January 27, 2001, at a redemption price of $50 per share of Series D Preferred Stock, plus an amount equal to accrued and unpaid dividends (whether or not declared) to the date fixed for redemption. If the date of redemption falls after a dividend payment record date but before the related payment date, the record holders of the Series D Preferred Stock on that record date shall be entitled to receive the dividend payable on the Series D Preferred Stock notwithstanding the redemption thereof. Except as provided in this subparagraph (2)(a), no payment or allowance shall be made for accrued dividends on any shares of Series D Preferred Stock called for redemption.

     (b) In case of the redemption of only part of the Series D Preferred Stock at the time outstanding, such redemption shall be made pro rata or by lot or in such other manner as the Board of Directors of the Corporation may determine; provided, however, that the Corporation shall not be required to effect the redemption in any manner that results in additional fractional shares being outstanding. If full cumulative dividends on the outstanding shares of Series D Preferred Stock shall not have been paid or declared and set apart for payment for all regular dividend payment dates to and including the last dividend payment date prior to the date fixed for redemption, the Corporation shall not call for redemption any shares of Series D Preferred Stock unless all such shares then outstanding are called for simultaneous redemption.

     (c) Notice of any proposed redemption of Series D Preferred Stock shall be given by the Corporation not less than 30 days nor more than 60 days prior to the date fixed for such redemption to each holder of record of the shares to be redeemed at the address appearing on the books of the Corporation. Notice of redemption shall be deemed to have been given when deposited in the United States mails, first class mail, postage prepaid, whether or not such notice is actually received. If on or before the redemption date specified in such notice all funds necessary for such redemption shall have been made available at the office of the transfer agent, in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be and continue to be available therefor, then from and after the date of redemption so designated, notwithstanding that any certificate representing shares of Series D Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the right to receive dividends thereon shall cease to accrue and all rights with respect to such shares of Series D Preferred Stock so called for redemption shall forthwith at the close of business on such redemption date cease and terminate, except only the right of the holders thereof to receive the redemption price of such shares so to be redeemed plus an amount equal to accrued and unpaid dividends (whether or not declared) to the date fixed for redemption, but without interest thereon.

     (d) Any monies so set aside by the Corporation and unclaimed at the end of three years from the date fixed for redemption shall revert to the general funds of the Corporation.

     (e) The Corporation may, however, prior to the redemption date specified in the notice of redemption, deposit in trust for the account of the holders of the shares of Series D Preferred Stock to be redeemed, with a bank or trust company in good standing organized under the laws of the United States of America or of any state thereof, having its principal office located in the continental United States, and having a capital, surplus and undivided profits aggregating at least $50 million, designated in such notice of redemption, all funds necessary for such redemption (including accrued and unpaid dividends up to the date fixed for redemption), together with irrevocable written instructions authorizing such bank or trust company, on behalf and at the expense of the Corporation, to cause the notice of redemption to be mailed as herein provided at least 30 days but not more than 60 days prior to the redemption date and to include in said notice of redemption a statement that all funds necessary for such redemption have been so deposited in trust and are immediately available, and from and after the redemption date, notwithstanding that any certificate representing shares of Series D Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding and all rights with respect to such shares of Series D Preferred Stock shall forthwith at the close of business on such redemption date cease and terminate, except only the right of the holders thereof to receive from such bank or trust company, at any time after the redemption date, the redemption price of such shares so to be redeemed plus accrued and unpaid dividends (whether or not declared) to the date fixed for redemption, but without interest thereon. In the event the holder of any such shares of Series D Preferred Stock shall not, within three years after the redemption date, claim the amount deposited for the redemption thereof, the depositary shall, upon the request of the Corporation expressed in a resolution of its Board of Directors, pay over to the Corporation such unclaimed amount after which time the holders of the shares so called for redemption shall look only to the Corporation for the payment thereof.

     (f) If any shares of Series D Preferred Stock called for redemption are not issued and outstanding as of the date fixed for redemption, the amount set aside or deposited for the redemption thereof shall revert to or be paid over to the Corporation.

     (g) Any shares of Series D Preferred Stock which are redeemed or otherwise purchased or acquired by the Corporation or any subsidiary thereof shall be cancelled. The number of shares of Series D Preferred Stock shall be reduced by the number of shares so cancelled and such cancelled shares shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be issued but not as shares of Series D Preferred Stock. For the purposes of this paragraph, a subsidiary means a corporation of which a majority of the capital stock having voting power under ordinary circumstances to elect a majority of the board of directors is owned by (a) the Corporation, (b) the Corporation and one or more of its subsidiaries or (c) one or more of the Corporation's subsidiaries.

     (3) Regarding Voting Rights. (a) Each share of Series D Preferred Stock shall entitle the holder thereof to one vote and, except as provided herein or as required by law, the Series D Preferred Stock and the Common Stock (and any other capital stock of the Corporation at any time entitled to vote) shall vote together as a single class.

     (b) In addition to any provisions herein and any requirement of law, the Series D Preferred Stock shall vote as a single class with respect to any proposal (i) to change the dividend rate, liquidation preference, redemption price, voting rights or conversion rights of the shares of Series D Preferred Stock or to increase the number of authorized shares of Series D Preferred Stock; (ii) to increase the authorized amount of any series or class of capital stock of the Corporation that ranks senior to the Series D Preferred Stock as to dividends or distribution of assets on liquidation; (iii) to authorize, create, issue or sell any shares of any series or any class of capital stock of the Corporation that ranks senior to the Series D Preferred Stock as to dividends or assets upon liquidation;
(iv) to change or modify the voting rights of the Series D Preferred Stock and
(v) for the alteration, change or modification of the rights set forth in this subparagraph (3)(b). The affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock shall be required to take any action on the matters specified in clauses (i) through (v) of this subparagraph (3)(b).

     (c) Unless the vote of a larger percentage is required by law or the Articles of Incorporation, the affirmative vote of the holders of a majority of the outstanding shares of Series D Preferred Stock entitled to vote on the matter shall be sufficient to take any action as to which a class vote of the holders of the Series D Preferred Stock is required by law or the Articles of Incorporation.

     (d) Whenever, at any time, dividends payable on the Series D Preferred Stock shall be in arrears for six quarterly dividend periods, the holders of all classes or series of preferred stock which rank pari passu with the Series D Preferred Stock as to dividends and which shall specifically state that they shall vote with the Series D Preferred Stock for the election of two directors in such a case (specifically excluding the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock) (the "Voting Preferred Stock"), shall have the exclusive right, voting separately as a class, irrespective of class or series, to elect by a plurality of the votes cast two directors of the Corporation, who shall be a Class I director and a Class II director, respectively, (i) at the Corporation's next annual meeting of shareholders, (ii) at a special meeting held in place thereof, (iii) at a special meeting of the holders of shares of the Voting Preferred Stock called by the Secretary of the Corporation upon the written request of the holders of record of 25% or more of the total number of shares of Voting Preferred Stock then outstanding, to be held within 30 days after delivery of such request, or
(iv) by written consent of the holders of a majority of the issued and outstanding shares of Voting Preferred Stock in lieu thereof, and at each succeeding meeting of shareholders thereafter at which directors shall be elected until such rights shall terminate as hereinafter provided. The Board of Directors of the Corporation hereby unanimously directs the Secretary of the Corporation to give notice of any special meeting of the shareholders of the Corporation required from time to time by the provisions of this paragraph (3), in the manner prescribed by the Bylaws of the Corporation. At elections for such directors, each holder of the Voting Preferred Stock shall be entitled to one vote for each share held. Upon the vesting of such voting right in the holders of the Voting Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of the Voting Preferred Stock as hereinabove set forth. The right of the holders of the Voting Preferred Stock, voting separately as a class, to elect members of the Board of Directors of the Corporation as aforesaid shall continue until such time as all dividends accumulated on the Voting Preferred Stock shall have been paid in full, at which time such right shall terminate, except as by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned. Upon any termination of the right of the holders of the Voting Preferred Stock to vote for directors as herein provided, the term of office of all directors then in office elected by such Voting Preferred Stock voting as a class shall terminate immediately. If the office of any director elected by the holders of the Voting Preferred Stock becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the remaining director elected by the holders of Voting Preferred Stock voting as a class may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Whenever the special voting powers vested in the holders of the Voting Preferred Stock shall have expired, the number of directors shall become such number as may be provided for in the By-Laws, or resolution of the Board of Directors thereunder, irrespective of any increase made pursuant to the provisions of this subparagraph (3)(d).

     (4) Priority in Event of Dissolution. In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation (including any liquidation preferences payable in respect of the Series A Preferred Stock and any other capital stock of the Corporation ranking senior to the Series D Preferred Stock as to assets), the holders of the Series D Preferred Stock shall be entitled to receive, out of the remaining net assets of the Corporation, $50.00 in cash for each share of Series D Preferred Stock, plus an amount equal to all dividends accrued and unpaid on each such share (whether or not declared) up to the date fixed for distribution, before any distribution shall be made to the holders of the Common Stock of the Corporation, the Series C Preferred Stock or any other stock of the

Corporation ranking junior to the Series D Preferred Stock as to assets.
If upon any liquidation, dissolution or winding up of the affairs of the Corporation, the assets distributable among the holders of the Series D Preferred Stock, the Series B Preferred Stock and any other capital stock of the Corporation ranking on a parity with the Series D Preferred Stock as to assets shall be insufficient to permit the payment in full to the holders of all shares of such Series D Preferred Stock, the Series B Preferred Stock and any other capital stock of the Corporation ranking on a parity with the Series D Preferred Stock as to assets of all preferential amounts payable to all such holders, then the entire assets of the Corporation thus distributable shall be distributed ratably among the holders of the Series D Preferred Stock, the Series B Preferred Stock and any other capital stock of the Corporation ranking on a parity with the Series D Preferred Stock as to assets in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

     (5) Conversion at Option of Holder. (a) Subject to and upon compliance with the provisions herein, at the option of the holder, shares of Series D Preferred Stock may at any time be converted into fully paid and nonassessable shares of Common Stock at the rate of 1.511 shares of Common Stock for each share of Series D Preferred Stock to be converted (subject to adjustment as hereinafter provided) (the "Conversion Rate"); provided, however, that if the Corporation shall have given notice of redemption of any shares of Series D Preferred Stock pursuant to paragraph (2) above or notice of conversion at the option of the Corporation pursuant to paragraph (6) below, such right to convert such shares shall terminate at 5:00 p.m., New York City time, on the date fixed for redemption or such conversion, respectively (unless the Corporation shall default in the payment due upon redemption in which case such conversion rights shall not expire). The result obtained by dividing $50.00 by the Conversion Rate in effect from time to time is herein referred to as the "Conversion Price." The initial Conversion Price shall be $33.092. Whenever the Conversion Price is adjusted pursuant to the provisions of subparagraph (7)(c) below, the Conversion Rate shall be redetermined by dividing $50.00 by the then adjusted Conversion Price. The Conversion Rate and the Conversion Price in effect from time to time shall be calculated to four decimal places and rounded to the nearer thousandths.

     (b) In order to exercise the right to convert, the holder of any shares of Series D Preferred Stock to be converted shall surrender the certificate representing such shares of Series D Preferred Stock, accompanied (if so required by the Corporation) by the proper instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder thereof or by his attorney duly authorized in writing, to the transfer agent of the Series D Preferred Stock or at such other office or offices, if any, as the Board of Directors shall designate and shall give written notice to the Corporation at such office that the holder elects to convert such Series D Preferred Stock. Such shares of Series D Preferred Stock surrendered for conversion shall be deemed to have been converted immediately prior to the close of business on the date of the giving of such notice and of the surrender of such certificates for conversion in accordance with the foregoing provisions, and at such time the rights of the holder of such Series D Preferred Stock as such holder shall cease, and the holder thereof shall be treated for all purposes as the record holder of Common Stock from and after such time. As promptly as practicable after receipt of such notice and the surrender of such certificates as aforesaid, the Corporation shall issue and deliver at such office a certificate or certificates for the number of full shares of Common Stock issuable upon conversion.

     (6) Conversion at Option of Corporation. (a) On and after January 27, 1997 and until January 27, 2001, shares of Series D Preferred Stock outstanding are convertible, at the option of the Corporation, in whole but not in part, at any time, into fully paid and non-assessable shares of Common Stock. The Corporation may exercise this option only if for at least 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the Market Price (as defined below) of the Common Stock exceeds 130 percent of the Conversion Price on such respective dates and only if all dividends on the Series D Preferred Stock for all dividend periods ending on or prior to the dividend payment date next preceding the Conversion Date (as defined herein) have been paid or set aside for payment.

              (b) In order to exercise its option to convert shares of the Series D Preferred Stock, the Corporation must, not fewer than 15 nor more than 60 days before the date of such conversion (the "Conversion Date"), issue a press release announcing the conversion and specifying the Conversion Date, which announcement shall be made prior to 9:00 A.M., New York City time, of the second trading day after the end of any such 30-day trading period. The Corporation shall also give notice of such conversion to the holders of record of shares of Series D Preferred Stock to be converted at the holders' addresses shown on the books of the Corporation. Notice of such conversion must be given by first class mail, postage pre-paid, not fewer than 15 or more than 60 days before the

Conversion Date and must state: (i) the Conversion Date; (ii) the Conversion Rate and the Conversion Price as of the date immediately preceding the date of the notice; (iii) the place or places where certificates for the shares of Series D Preferred Stock may be surrendered in exchange for certificates for shares of the Common Stock; and (iv) that dividends on the shares of the Series D Preferred Stock to be converted will cease to accrue on the Conversion Date. Notice is given when deposited in the United States mail, by first class mail, postage prepaid, whether or not actually received. The Corporation's failure to mail such notice to a shareholder shall not affect the validity or effectiveness of the conversion of the shares of Series D Preferred Stock into shares of Common Stock.

              (c) On the date fixed by the Corporation as of the Conversion Date, the rights of the holders of the shares of Series D Preferred Stock as such shall cease, the shares of Series D Preferred Stock to be converted shall no longer be deemed outstanding, dividends thereon shall cease to accrue and certificates for such shares shall represent (i) the shares of Common Stock issuable on conversion of the Series D Preferred Stock evidenced thereby and
(ii) the right to receive the amounts payable under Section 7(b) in lieu of the issuance of any fractional share.

              (d) The number of shares of Common Stock issuable for each share of Series D Preferred Stock so converted shall be equal to the product of the number of shares of Series D Preferred Stock being converted and the Conversion Rate in effect as of the Conversion Date.

     (7) General Provisions Regarding Conversion. The following provisions shall be applicable to all conversions of Series D Preferred Stock pursuant to paragraphs (5) and (6):

              (a) If the Conversion Date falls after a dividend payment record date but before the related payment date, the record holder of the Series D Preferred Stock on that record date shall be entitled to receive the dividend payable on the Series D Preferred Stock notwithstanding the conversion thereof. Except as provided in this subparagraph (a), no payment or allowance shall be made for accrued dividends on any shares of Series D Preferred Stock converted or surrendered for conversion.

              (b) No fractional share of Common Stock shall be issued upon conversion of Series D Preferred Stock. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any Series D Preferred Stock, the Corporation shall pay a cash adjustment equal to such fraction multiplied by the Market Price per share of the Common Stock (as defined below) on the trading day next preceding the date of conversion. In determining the number of shares of Common Stock and the payment, if any, in lieu of fractional shares that a holder of Series D Preferred Stock shall receive, the total number of shares of Series D Preferred Stock surrendered for conversion by such holder shall be aggregated.

              (c) The number and kind of securities issuable upon the conversion of the Series D Preferred Stock shall be subject to adjustment from time to time upon the happening of certain events occurring on or after the date of original issue of the shares of the Series D Preferred Stock as follows:

                      (i) In case of any reclassification or change of Common Stock issuable upon exercise of these conversion rights (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination), or in case of any consolidation or merger of the Corporation with or into another corporation (other than a merger with another corporation in which the Corporation is the surviving Corporation and which does not result in any reclassification or change -- other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination -- of Common Stock issuable upon exercise of these conversion rights), or in the case of a sale or conveyance in a single transaction or in a series of related transactions with the same purchaser or affiliates thereof of all or substantially all the assets of the Corporation as an entirety, or a statutory share exchange in which all shares of Common Stock are exchanged for shares of another corporation or entity, the holders of the Series D Preferred Stock shall have, and the Corporation, or such successor entity or purchaser, shall covenant in the constituent documents effecting any of the foregoing transactions that the holders of the Series D Preferred Stock do have, the right to obtain upon the exercise of these conversion rights, in lieu of each share of Common Stock theretofore issuable upon exercise of these conversion rights, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, consolidation or merger, conveyance or sale of assets or share exchange by a holder of one share of Common Stock issuable upon exercise of these conversion rights as if they had been exercised immediately prior to such reclassification, change, consolidation or merger, conveyance or sale of assets or share exchange. The constituent documents effecting any reclassification, change, consolidation or merger, or share exchange shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this subparagraph (c). The provisions of this subparagraph (c)(i) shall similarly apply to successive reclassifications, changes, consolidations or mergers, conveyances or sales of assets or share exchanges.

              (ii) If the Corporation at any time while any of the Series D Preferred Stock is outstanding shall subdivide or combine its Common Stock, the Conversion Price shall be proportionately reduced, in case of subdivision of shares, as at the effective date of such subdivision, or if the Corporation shall take a record of holders of its Common Stock for the purpose of so subdividing, as at such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as at the effective date of such combination or, if the Corporation shall take a record of holders of its Common Stock for the purpose of so combining, as at such record date, whichever is earlier.

              (iii) If the Corporation at any time while any of the Series D Preferred Stock is outstanding shall pay to any holders of stock of the Corporation a dividend payable in, or make any other distribution of, Common Stock, the Conversion Price shall be adjusted, as of the date the Corporation shall take a record of the holders of such stock for the purpose of determining the holders entitled to receive such dividend or other distribution (or if no such record is taken, as at the date of such payment or other distribution), to that price determined by multiplying the Conversion Price in effect immediately prior to such record date (or if no such record is taken, then immediately prior to such payment or other distribution) by a fraction (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution (plus in the event that the Corporation paid cash for fractional shares, the number of additional shares which would have been outstanding had the Corporation issued fractional shares in connection with said dividend, except to the extent such payment of cash is treated as a dividend payable out of earnings or surplus legally available for the payment of dividends under the laws of the State of Louisiana).

              (iv) If the Corporation shall issue to all holders of its Common Stock any warrant, option or other right to subscribe for or purchase shares of Common Stock at a price per share less than the Market Price of the Common Stock, the Conversion Price shall be adjusted, as of the date the Corporation shall take a record of the holders of its Common Stock for the purpose of receiving such issuance or distribution, to that price determined by multiplying the Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such warrants, options or rights plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Market Price per share, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such warrants, options or rights plus the number of additional shares of Common Stock offered for subscription or purchase.

              (v) If the Corporation shall distribute to all holders of its Common Stock evidences of indebtedness of the Company, shares of capital stock of the Corporation (other than Common Stock) or assets or rights or warrants to subscribe for or purchase any of its securities (excluding those dividends, warrants, options and rights referred to in subparagraph
     (iv) above and dividends and other distributions paid in cash out of the profits or surplus of the Corporation legally available therefor under the laws of the State of Louisiana) then in each case the Conversion Price shall be adjusted, as of the date the Corporation shall take a record of the holders of its Common Stock for the purpose of determining the holders entitled to receive such issuance or distribution, to that price determined by multiplying the Conversion Price by a fraction the numerator of which shall be Market Price per share of the Common Stock less the fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) of the portion of the assets, evidences of indebtedness for subscription rights so distributed in respect of one share of Common Stock and the denominator of which is the Market Price per share of Common Stock on the record date for such distribution.

              (vi) No adjustment of the Conversion Price shall be made in an amount less than $.05 per share, but any such lesser adjustment shall be carried forward and shall be made at the time together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to $.05 per share or more.

              (vii) The Market Price per share of Common Stock on any day means the closing price for such shares as reported in The Wall Street Journal's NYSE-Composite Transactions listing for such day (corrected for obvious typographical errors), or if such shares are not reported in such listing, then the closing price for such shares on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which such shares are listed or traded, or if such shares are not listed or traded on any national securities exchange, then the closing price for such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotations System, or, if such price shall not be reported thereon, the average between the closing bid and asked prices so reported, or, if such prices shall not be reported, then the average closing bid and asked prices reported by the National Quotation Bureau Incorporated, or, in all other cases, the value established by the Board of Directors of the Corporation in good faith.

     (d) Whenever the Conversion Price and the Conversion Rate are required to be adjusted as provided herein, the Corporation shall forthwith compute the adjusted Conversion Price and the adjusted Conversion Rate and shall prepare a certificate setting forth such adjusted Conversion Price and adjusted Conversion Rate showing in detail the facts upon which such adjustment is based. A copy of such certificate shall forthwith be filed with the transfer agent or agents for the Series D Preferred Stock (if any) and for the Common Stock; and thereafter, until further adjusted, the adjusted Conversion Price and the adjusted Conversion Rate shall be as set forth in such certificate, provided that the computation of such adjusted Conversion Price and such adjusted Conversion Rate shall be reviewed at least annually by the independent public accountants regularly employed by the Corporation and said accountants shall file a corrected certificate, if required, with such transfer agent or agents. The Corporation shall mail or cause to be mailed to the holders of Series D Preferred Stock at the time of each quarterly dividend payment, a statement setting forth the adjustments, if any, made in the applicable Conversion Price and Conversion Rate and not theretofore reported to such holders, and the reasons for such adjustment.

     (e) The Corporation will at all times reserve and keep available, out of its authorized and unissued Common Stock solely for the purpose of issuance upon the conversion of the Series D Preferred Stock as herein provided, free from preemptive and other subscription rights, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding Series D Preferred Stock. The Corporation shall ensure that all shares of Common Stock which shall be so issuable shall upon issue be duly and validly issued and fully paid and nonassessable.

     (f) If any shares of Common Stock required to be reserved for the purposes of conversion of Series D Preferred Stock hereunder require registration with or approval of any governmental authority under any federal or state law, or listing upon any national securities exchange, before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered, approved or listed, as the case may be.

     (g) The issuance of certificates for shares of Common Stock upon the conversion of Series D Preferred Stock shall be made without charge to the holders thereof for any transfer or similar taxes that may be payable in respect of the issue, delivery or acquisition of such certificates. Such certificates shall be issued in the respective names of the holders of the Series D Preferred Stock converted.

     (8) Sinking Fund. The Series D Preferred Stock shall not be entitled to any mandatory redemption or prepayment (except on liquidation, dissolution or winding up of the affairs of the Corporation) or to the benefit of any sinking fund.

     (9) Definition. If the day upon which any payment is to be made or any other action is to be taken or any event is scheduled to occur pursuant to the terms of Articles of Amendment is not a business day, the payment shall be made or the other action shall be taken on the next succeeding business day. A "business day" is defined as a day in the City of Houston, County of Harris, Texas, that is not a legal holiday or a day on which banking institutions are authorized or obligated by law to close.

     2.       Existing Paragraph F of Article III is relettered as paragraph G.

     APPEARERS further stated that all of the shares of the Corporation have par value; that the Corporation is authorized to issue 50,000,000 shares, of which 40,000,000 are common shares of the par value of $1.25 per share and 10,000,000 are preferred shares of the par value of $0.05 per share; and that the Board of Directors of the Corporation and the Special Committee thereof each has the authority to amend the articles to fix the preferences, limitations and relative rights of the preferred shares, and to establish, and fix variations and relative rights and preferences as between series of preferred shares, all as more fully set out in Article III of the Restated Articles of Incorporation.

     AND SAID APPEARERS having requested me, Notary, to note said amendment in authentic form, I do by these presents receive said amendments in the form of this public act to the end that said amendment may be promulgated and recorded and thus be read into the Restated Articles of Incorporation of Southdown, Inc., as hereinabove set forth.

     THUS DONE AND PASSED, in my office at Houston, Harris County, State of Texas, on the day, month and year first above written, in the presence of the undersigned competent witnesses, who hereunto sign their names with the said appearers and me, Notary, after a due reading of the whole.

                                                SOUTHDOWN, INC.



                                                By:/s/ EDGAR J. MARSTON III
                                                     Edgar J. Marston III
                                                     Executive Vice President
                                                       and General Counsel


                                                By:/s/ WENDELL E. PHILLIPS, II
                                                     Wendell E. Phillips, II
                                                     Secretary

WITNESSES:


/s/ LINDA F. HARRELL



/s/ DORA SANTAMARIA




                            /s/ MICHELLE RAYMOND
                                 NOTARY PUBLIC